Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Lilis Energy, Inc. on Form S-1 of our report dated March 3, 2017 with respect to our audits of the consolidated financial statements of Lilis Energy, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
April 27, 2017